UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

February 13, 2008 (February 11, 2008)
Date of Report (Date of earliest event reported)

Pitney Bowes Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-3579	06-0495050
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

World Headquarters
1 Elmcroft Road
Stamford, Connecticut 06926-0700
(Address of principal executive offices)

(203) 356-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS;
ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN
OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN
OFFICERS

On February 11, 2008, the Board of Directors of Pitney Bowes Inc. (the “Board”) elected Michael Monahan, the company’s Executive Vice President and President, Mailing Solutions and Services, to the position of Executive Vice President and Chief Financial Officer effective March 1, 2008.

Mr. Monahan, 47, has been with the company since 1988 and has served as the Executive Vice President and President, Mailing Solutions and Services since December 15, 2005. Mr. Monahan joined Pitney Bowes in 1988 from PricewaterhouseCoopers. He has held a variety of senior financial positions at Pitney Bowes in accounting, investor relations, and corporate development and as chief financial officer for a business unit. In 2002 he assumed general management responsibility for strategy and product development for the core mailing business. While in this role, he led the expansion of the mailing business into several growth areas, most significantly mailing services and marketing services. In May of 2007 Mr. Monahan took on management of the Mailstream Solutions and Services - Americas business. This includes North and South American operations for customers in the company’s core mailing business.

Mr. Monahan will report to Murray D. Martin, the company’s President and Chief Executive Officer, and succeeds Bruce P. Nolop who will pursue an executive position outside of the company following a transition period. Mr. Nolop served as Pitney Bowes’ Chief Financial Officer since January 10, 2000.

On February 10, 2008, the Executive Compensation Committee of the Board approved 2008 compensation arrangements for Mr. Monahan. In connection with Mr. Monahan’s promotion to Chief Financial Officer, Mr. Monahan’s base salary was set, effective March 1, 2008, at $540,000, and his target annual incentive under the company’s Key Employee Incentive Plan was set at 75% of base salary. Annual incentive payments are subject to the company first achieving a threshold income from continuing operations objective in accordance with the deductibility requirements under Section 162(m) of the Internal Revenue Code (the “Code”).

In addition, Mr. Monahan was awarded an annual long-term incentive grant with a total value of approximately $1,000,000. As part of this long-term incentive grant, Mr. Monahan was awarded 153,846 stock options to purchase common stock of the company under the Pitney Bowes 2007 Stock Plan at an exercise price of $36.96 per share, the closing price of the company’s common stock on February 11, 2008 (the “Grant Date Fair Market Value”). The stock options will generally vest and become exercisable in equal 25% increments over four years after the date of grant.

Also as part of his long-term incentive grant, Mr. Monahan was granted Cash Incentive Units (CIUs) for the 2008-2010 Performance Period with a target value of $500,000, the ultimate value of which will be determined based on the company’s achievement of goals established for the three-year performance period. Payments for CIUs are subject to the company first achieving a threshold Income From Continuing Operations objective, consistent with the requirements for deductibility under Section 162(m) of the Code. The company has not entered into an employment agreement with Mr. Monahan.

No arrangement or understanding exists between Mr. Monahan and any other person pursuant to which Mr. Monahan was selected as an officer of the company. There is no family relationship between any director, executive officer, or person nominated or chosen by the company to become a director or executive officer of the company and Mr. Monahan. Mr. Monahan is not a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

In addition, since the beginning of the company's last fiscal year, there has been no transaction (or series of transactions), and there is no currently proposed transaction (or series of transactions), to which the company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which Mr. Monahan or any member of his immediate family had or will have a direct or indirect material interest.

On February 13, 2008, the company issued a press release relating to the above matters. A copy of that press release is attached hereto as Exhibit 99 and is incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

99.1 Pitney Bowes Press Release dated February 13, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Pitney Bowes Inc.

February 13, 2008	/s/ Johnna G. Torsone
Johnna G. Torsone
Senior Vice President and Chief Human Resources
Officer